Exhibit 10.1

Chris Carmichael

Ubiquity Inc.

9801 Research Drive

Irvine, CA, 92618

July 18th 2014

Ong Kay Huat (KH)

American Tec Company Limited

Unit 1-5, 16/F, Futura Plaza, How Ming Street, Kwun Tong

Hong Kong

Dear KH:

We are delighted to submit this LOI for your consideration based on recent discussions between our two companies discussing proceeding to a formal agreement to advance the development and distribution of Sprocket software and data analytics. The objectives to be formed from this agreement are the product of our recent meetings in Hong Kong with yourself, Steve Koskie, James Nelson, James Tsiolis, David Ledger and your Executive Chairman, Ding Yi.

American Tec Company Limited ("Amtec") presents Ubiquity Inc. ("Ubiquity") with a unique opportunity to assist in the localized development and distribution of a mobile application into the broader communication market that is developing rapidly and has the ability to adopt the Sprocket application, which we believe offers a fundamentally superior UXP due to its disruptive nature and capacity to capture consumer data.

Parties and Roles

a.	Amtec

Amtec is considering its appointment as a distributor of the Sprocket in China, Hong Kong, South East Asia, Vietnam and India (collectively defined as "The Territory") and has demonstrated its credentials to be appointed in such a capacity.

Amtec will assist Ubiquity in establishing the appropriate distribution structure and model in The Territory. The first phase will be research conducted by Amtec to determine the demand for the Sprocket which also include identifying key buyers eg Huawei, Lenovo and others.

Amtec will work with Ubiquity to ensure the sprocket is adapted for usage in China and The Territories.

The second phase will be to establish a pricing structure to help determine the volume of sales.

Ubiquity incorporated

9801 Research Drive

Irvine, CA, 92618

United States

During the first and second phase, Amtec will determine additional services it can partner/provide to Ubiquity, including, but not limited to, servicing data management and security solutions.

b.	Ubiquity

Ubiquity is an application software development and social media company based in Irvine California that has developed the Sprocket application and associated intellectual properties ("IP").

Ubiquity will deliver a working Sprocket to assist Amtec with preliminary presentations to potential buyers of the Sprocket. This will assist in establishing the credibility of the Sprocket as a next generation browser for mobile devices.

Ubiquity will fund all costs associated with the development of the Sprocket to be distributed for the Territories.

The testing of the Sprocket will be conducted by Amtec to ensure it's a robust application that can be sold by Amtec to its various clients in The Territories. Amtec will provide feedback and market data to assist in the localization of the software both graphically and language wise for the China market.

Ubiquity will provide all development support in order to assist Amtec with establishing a Sprocket that is distributable in The Territories. The two parties can agree to establish a joint development team whereby Ubiquity provides developers from California to assist, where required, in the completion of the development phase. Should it be required Ubiquity agrees to staff, as required, operations in Hong Kong including business development and software engineers to work along-side the Amtec sales team. All costs associated will be borne by Ubiquity.

Amtec will work with Ubiquity to develop a pricing model for The Territories for the Sprocket and associated IP that is linked to the Sprocket. The royalty will be defined in the Partnership Agreement as per the pricing model that is developed by both parties.

Establishment of Partnership

A revenue share model will be established between Amtec and Ubiquity as part of the formalization of a partnership agreement. This will include royalty agreements to accommodate the use of relevant IP.

The revenue expectations which will be further defined in the master agreement, is to generate a minimum of $150M US in contracts/licenses within 12 months of the completed software being launched into the local market place.

Ubiquity agrees to appoint Amtec as the sole distributor of the Sprocket and various IP in The Territory subject to the development of the Joint Venture Partnership Agreement, (Partnership Agreement). Ubiquity will provide all its IP relating to the operation of the Sprocket in order for Amtec to have the ability to soft market the Sprocket to key clients as part of its initial testing of the market.

Ubiquity incorporated

9801 Research Drive

Irvine, CA, 92618

United States

It is acknowledged that Amtec has a large distribution base through its 200+ sales and engineering team across The Territories. Part of Amtec's role will be to establish a distribution base for the Sprocket through this network of sales professionals.

We will work with Amtec to ensure we progress towards executing a Master Joint Venture agreement along the terms outlined above during our next visit to Hong Kong around the week of August 15th, 2014.

Ubiquity will grant Amtec an option of 1.5mil shares with a strike price to be determined and agreed upon as part of the master agreement, with the appropriate milestones and goals (revenue, licenses) being defined within the agreement.

Ubiquity wishes to announce to the market that it has executed a LOI to establish a joint venture with Amtec to assist in the development and distribution of the Sprocket and associated IP into the Chinese market and associated Territories. We believe that this, whilst early in its phase, is an extremely positive development for both companies. Please do not hesitate to contact myself or Steve Koskie to discuss further.

Sincerely,
Chris Carmichael
CEO, Chairman

/s/ Chris Carmichael

Ong Kay Huat (KH)
CEO
American Tec Company Limited

/s/ Ong Kay Huat (KH)

Ubiquity incorporated

9801 Research Drive

Irvine, CA, 92618

United States